Exhibit 99.1

News Release

Contact: Mike Majors	• 3700 South Stonebridge Drive	• NYSE Symbol: TMK
972-569-3627	McKinney, Texas 75070

Torchmark Corporation Announces Executive Appointments

MCKINNEY, Texas Dec. 12, 2011—Torchmark Corporation (NYSE:TMK) announced today the appointment of Steve DiChiaro as Executive Vice President and Chief Agency Officer of Liberty National Life Insurance Company (Liberty National). Mr. DiChiaro has a strong agency background, having been with American Income Life Insurance Company (American Income) since 2003 as an agent, managing general agent, and most recently as the State General Agent for Colorado. Under his leadership, the Colorado agency has been one of American Income’s fastest growing offices in 2011.

Torchmark also announced that Roger Smith has been named President and Chief Executive Officer of Liberty National. Mr. Smith has been President and Chief Executive Officer of American Income since 2003 and will continue to serve as Chief Executive Officer of American Income.

In addition, Scott Smith was promoted to President of American Income. Mr. Smith has been Executive Vice President and Chief Marketing Officer of American Income since 2004.

Torchmark Corporation is a holding company specializing in life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies. Torchmark has several nationally recognized insurance subsidiaries. Globe Life And Accident is a direct-response provider of life insurance known for its administrative efficiencies. American Income Life provides individual life insurance to labor union members. Liberty National Life is one of the oldest traditional life insurers in the Southeast. United American is a consumer-oriented provider of supplemental life and health insurance.

For additional information contact:	Mike Majors Vice President, Investor Relations Phone: 972/569-3627 FAX: 972/569-3282 tmkir@torchmarkcorp.com Website: www.torchmarkcorp.com